UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

VERIZON COMMUNICATIONS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

The following emails were sent to, respectively, management employees of Verizon Communications Inc. and certain employees of Verizon Wireless on April 2, 2009.

* * *

Your Company, Your Shares, Your Vote

As an employee shareholder, you have an important opportunity to support your Company by casting a vote on the proposals to be considered at Verizon’s 2009 Annual Meeting of Shareholders.

This year’s ballot includes proposals that seek shareholder approval of Verizon’s short-term and long-term incentive compensation plans, as well as an advisory vote related to executive compensation. The outcome of the vote on these proposals may impact the programs and policies that determine your compensation. Verizon’s Board has recommended affirmative votes on these proposals.

While the issue of executive compensation has dominated news headlines in recent months, Verizon’s Board has long recognized the need for responsible pay practices, and already has in place many of the pay practices other companies are just now implementing. We believe that Verizon’s compensation policies and practices reflect sound governance practices and reinforce our performance-based culture by linking pay to performance.

The Company’s proxy statement is available online at www.envisionreports.com/vz. Please read it carefully and vote your shares.

All of us who own Verizon stock, whether through the savings plans, a broker or otherwise, should exercise our franchise and vote on the proxy proposals. Savings plan participants must vote their shares by May 4. The plan trustee will vote all plan shares “For” and “Against” the proposals in the same proportion to the votes actually received from plan participants by that date. If you do not vote your shares, you will not have a voice in how the trustee votes.

You can cast your vote today online at www.envisionreports.com/vz. To log on, you will need the Holder Account Number and Proxy Access Number contained in either the email you received from “Verizon Proxy Notice” on approximately March 23 or on the proxy card you were sent in the mail. If you received your proxy materials electronically, you will be sent another email with your voting information.

It is Verizon’s policy to maintain the confidentiality of shareholder ballots.

If you also own shares through a broker (including your Fidelity brokerage account), you will need to vote those shares separately in accordance with the instructions you receive from your broker.

We appreciate your contributions to Verizon and your careful consideration of the Board’s recommendations on the proposals.

Marc Reed

Executive Vice President -

Corporate Human Resources

* * *

If you are a shareholder of Verizon Communications, you have an important opportunity to support Verizon by casting a vote on the proposals to be considered at Verizon’s 2009 Annual Meeting of Shareholders. As a Verizon Wireless employee, you may own stock through the Verizon Wireless or Verizon savings plans, a brokerage account or otherwise and if so, should exercise your franchise and vote on the proxy proposals.

This year’s ballot includes proposals that seek shareholder approval of Verizon’s short-term and long-term incentive compensation plans, as well as an advisory vote related to executive compensation. The outcome of the vote may impact the programs and policies that determine your compensation. Verizon’s Board has recommended affirmative votes on these proposals.

While the issue of executive compensation has dominated news headlines in recent months, Verizon’s Board has long recognized the need for responsible pay practices, and already has in place many of the pay practices other companies are just now implementing. We believe that Verizon’s compensation policies and practices reflect sound governance practices and reinforce our performance-based culture by linking pay to performance.

Verizon’s proxy statement is available online at www.envisionreports.com/vz. Please read it carefully and vote your shares.

Employees who have Verizon Communications shares in their savings plan must vote their shares by May 4. The plan trustee will vote all plan shares “For” and “Against” the proposals in the same proportion to the votes actually received from plan participants by that date. If you do not vote your shares, you will not have a voice in how the trustee votes.

You can cast your vote today online at www.envisionreports.com/vz. To log on, you will need the Holder Account Number and Proxy Access Number contained in either the email you received from “Verizon Proxy Notice” on approximately March 23 or on the proxy card you were sent in the mail. If you received your proxy materials electronically, you will be sent another email with your voting information. (If your only holdings of Verizon securities are through Verizon’s or Verizon Wireless’s non-qualified deferred compensation plans, you will not receive an email because those securities are not entitled to vote at the Annual Meeting of Shareholders.)

It is Verizon’s policy to maintain the confidentiality of shareholder ballots.

If you also own shares through a broker (including your Fidelity brokerage account), you will need to vote those shares separately in accordance with the instructions you receive from your broker.

We appreciate your contributions to Verizon and your careful consideration of the Board’s recommendations on the proposals.

Marc Reed

Executive Vice President -

Corporate Human Resources,

Verizon Communications Inc.